Exhibit 10.1
Amendment to the Employment Agreement
WHEREAS, the Board of Directors of National CineMedia, Inc. (the “Company”) has determined that it is in the best interest of the Company and its shareholders to extend the employment of Sarah Kinnick Hilty (“Executive”) past the expiration date set forth in her current Employment Agreement with the Company dated January 12, 2018 (the “Employment Agreement”);
WHEREAS, Executive desires to continue her employment with the Company; and
WHEREAS, the Company and Executive have therefore agreed to extend the Employment Agreement and amend certain terms thereof, as set forth in this Amendment to the Employment Agreement (the “Amendment”).
NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to the following changes to the Employment Agreement, effective as of January 1, 2021 (the “Effective Date”):
1.Section 1 of the Employment Agreement shall be deleted in its entirety and replaced with the following:
“Employment. The Employer agrees to continue to employ Executive and Executive agrees to continue to be employed by the Employer, beginning as of January 1, 2021 (the “Effective Date”) and Executive's employment under this Agreement shall terminate on the earlier of (i) December 31, 2023 or (ii) the termination of Executive's employment under this Agreement. The period from Executive’s commencement of employment with Employer until the termination of Executive's employment under this Agreement is referred to as the "Employment Period." To the extent Executive remains employed by the Company after the expiration of the Employment Period, such employment will be subject to the terms and conditions to which the Company and Executive at that time will agree.”

2.To memorialize Executive’s earlier promotion, Section 2 shall be amended to change Executive’s position from “Senior Vice President-General Counsel” to “Executive Vice President - General Counsel and Secretary”.

3.To memorialize Executive’s prior Base Salary increase and 2021 Base Salary increase, Section 3(b) of the Employment Agreement shall be amended to change Executive’s Base Salary to $425,000, however, $12,500 of Executive’s Base Salary from January 1, 2021 to June 30, 2021 shall be withheld until July 1, 2021 and paid out at that time in a single payment.

4.To memorialize Executive’s earlier Target Bonus increase, Section 3(c) of the Employment Agreement shall be amended to change the Target Bonus percentage from 50% to 75%. In addition, the proviso in Section 3(c) of the Employment Agreement, stating “; provided, however, that any bonus related to calendar year 2018 (i) shall be prorated for the period between the Effective Date and December 31, 2018, and (ii) shall not be less than the full amount of the bonus for the prorated period, as calculated per the terms of the Company's existing Performance Bonus Plan” shall be deleted in its entirety.

5.Section 3(d) of the Employment Agreement shall be amended to include the following at the end of the paragraph: “Executive will receive a supplemental one-time time-based restricted share award granted effective January 1, 2021, with a grant fair market value of $25,000, the number of shares to be determined by dividing such amount by the closing share price of the Company’s common stock as reported on the NASDAQ for the date of the grant (the “2021 Supplemental Grant”). The 2021 Supplemental Grant will vest in full on the first anniversary of the grant date, subject to Executive’s continued employment through the vesting date. The 2021 Supplemental Grant shall (i) be issued under the National CineMedia, Inc. 2020 Omnibus Incentive Plan (as amended from time to time, the “2020 Omnibus Plan”) and (ii) be subject to the Company’s standard form of time-based restricted share award agreement under the 2020 Omnibus Plan.”

6.The following shall be added to the Employment Agreement as Section 6(i) thereof:

(i) Scope of Disclosure Restrictions. Executive understands and acknowledges that nothing in this Agreement or any other Company policy or agreement prohibits her from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies or participating in government agency investigations or proceedings, and that she is not required to notify the Company of any such communications; provided, however, that nothing herein authorizes the disclosure of information she obtained through a communication that was subject to the attorney-client privilege. Further, notwithstanding Executive’s confidentiality and nondisclosure obligations, Executive understands that, and the Company is hereby advising her as follows, pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

7.Except as expressly modified herein, the Employment Agreement shall remain in full force and effect.
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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year set forth below.

National CineMedia, Inc.	Sarah Kinnick Hilty

/s/ Thomas F. Lesinski	/s/ Sarah Kinnick Hilty
Title: CEO

10/30/2020	10/30/2020
Date	Date